EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No.333-108521) and related Prospectus of Hypercom Corporation for the registration of 7,000,000  shares of its Class A common stock and to the incorporation by reference therein of our report dated February 6, 2003, with respect to the consolidated financial statements and schedule of Hypercom Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona
November 17, 2003